Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report on Form 10-K/A of Opteum Inc. of our report dated February 28, 2006 (relating to the financial statements of Opteum Financial Services, LLC and subsidiaries not presented separately herein) appearing in this Annual Report on Form 10-K/A.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
October 12, 2006